Exhibit 99.1

Media Contact: Dana Stelsel Corporate Communications Manager (765) 771-5766 dana.stelsel@wabashnational.com

Wabash National® Expands West Coast Sales and Service with New Dealer TEC Equipment, Inc.

Commercial Trailer Products Group announces dealer agreement with TEC Equipment for dry vans, refrigerated vans and platform trailers

LAFAYETTE, Ind. — May 16, 2014 — Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems, today announced an agreement with Portland-based TEC Equipment, Inc. to provide sales, parts and service for Wabash National®, Transcraft® and Benson® brand trailers in California, Oregon and Washington.

“The agreement with TEC Equipment is one more step in executing Wabash National Corporation’s strategic growth plan as we expand access and service along the West Coast,” explained Dick Giromini, president and chief executive officer of Wabash National Corporation.

Beginning May 2014, TEC Equipment will facilitate the transition of three Wabash National Trailer Centers to independent dealer facilities operated by TEC Equipment. These locations in Portland, Oregon, and Sacramento and Fontana, California, will add to the geographic footprint of TEC Equipment’s four existing locations that will sell and service Wabash National, Transcraft and Benson products.

“TEC Equipment has extensive expertise in the business and a long history of providing effective transportation solutions to its customer base,” added Brent Yeagy, group president of Commercial Trailer Products at Wabash National. “We are pleased to welcome TEC Equipment to the team as we strengthen our competitive presence on the West Coast, while continuing to expand and elevate our dealer network to provide the level of support our customers expect.”

“Our relationship with TEC Equipment provides the opportunity for our retail locations to channel their energies in driving the many growth and diversification efforts already underway, including tank parts and service expansion, mobile service growth, and customer-site service growth opportunities,” added Rick Klein, vice president and general manager of Retail.

TEC Equipment will be fully stocked with new model year Wabash National dry and refrigerated vans, and Transcraft and Benson platform trailers, in addition to being outfitted with a full selection of parts through Aurora Parts & Accessories, LLC, the exclusive supplier of authorized parts for Wabash National.

“Aurora looks forward to this new partnership with the TEC Equipment team,” said Mike Conley, vice president of sales at Aurora Parts & Accessories. “We are committed to providing the highest level of parts and service support to ensure a seamless transition for the local customer base and our national fleet customers through FleetPerform®.”

“We are very excited about our new relationship with Wabash National,” said TEC Equipment Chief Executive Officer and President Dave Thompson. “As the largest full-service truck dealership on the West Coast, TEC is positioned to service small and large fleets alike as our trailer sales and support division grows with the addition of Wabash National’s portfolio of high-quality vans and platform trailers.”

Customers may contact Sean Kenney, vice president of sales for Commercial Trailer Products, at (765) 771-5300 with questions about sales and service support at these new locations.

###

About Wabash National Corporation

Headquartered in Lafayette, Indiana, Wabash National Corporation (NYSE: WNC) is a diversified industrial manufacturer and North America’s leading producer of semi trailers and liquid transportation systems. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, platform trailers, liquid tank trailers, intermodal equipment, engineered products and composite products. Its innovative products are sold under the following brand names: Wabash National®, Transcraft®, Benson®, DuraPlate®, Walker Transport, Walker Defense Group, Walker Barrier Systems, Walker Engineered Products, Brenner® Tank, Beall®, Garsite, Progress Tank, TST®, Bulk Tank International and Extract Technology®. To learn more, visit www.wabashnational.com.

About TEC Equipment, Inc.

Headquartered in Portland, Oregon, TEC Equipment, Inc. has 19 locations strategically located along the west coast’s I-5 corridor in Oregon, Washington, Nevada and California. Since its modest beginnings in 1976, TEC Equipment has grown to be the west’s largest and most recognized multi-point, full-service truck dealership. TEC Equipment’s commercial truck franchises include: Mack, Volvo, Isuzu, Hino and GMC, Cottrell car carriers, and Wabash trailers, along with authorized service centers for Autocar and Cummins & CAT engines. With a large inventory of equipment, parts, service, body shop, fuel, insurance, financing, rental and leasing, TEC Equipment offers one-stop truck shopping. For more information, please visit www.tecequipment.com or contact Dave Schwanke, corporate marketing manager at 503-285-7667 or dschwanke@tecequipment.com.

Safe Harbor Statement

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 about the Company’s proposed sale of certain assets of Wabash National Corporation to TEC Equipment and the timing of the anticipated transaction. Forward-looking statements convey the Company’s current beliefs, expectations or forecasts of future events but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or actions to differ materially from what is expressed or implied by these statements. All statements contained in this press release other than statements of historical fact are forward-looking statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, the satisfaction of conditions to closing the transaction and the time and resources required to do so, competitive developments, conditions in each of the companies industries. Readers should review and consider the various disclosures made by the Company in this report and in the Company’s other reports to its stockholders and periodic reports on Forms 10-K and 10-Q and the risk factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission.